Exhibit 99.1

Hawkins, Inc. Reports
First Quarter Fiscal 2024 Results

Roseville, Minn., August 2, 2023 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three months ended July 2, 2023, its first quarter of fiscal 2024.

First Quarter Fiscal Year 2024 Highlights:

•Record quarterly performance for key metrics, including sales, gross profit, operating income, net income, diluted earnings per share ("EPS"), adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), and operating cash flow.
•Sales of $251.1 million, a 2% year-over-year increase, led by the Water Treatment group with sales growth of 19% over the same quarter in the prior year.
•Gross profit of $52.0 million, an 11% increase over the prior year, contributing to operating income of $32.5 million, a 17% year-over-year increase.
•EPS of $1.12, 19% higher than the same period last year.
•Adjusted EBITDA, a non-GAAP measure, of $40.9 million, a 19% increase over the same period of the prior year.
•Operating cash flow of $34.9 million, a portion of which was used to pay down $23.4 million on our revolving line of credit, reducing our debt to $88.3 million and bringing our leverage ratio to 0.72x adjusted EBITDA.
•Completed expansion of our Rosemount, Minnesota manufacturing facility, nearly doubling our capacity, to support future growth.
•Added 40th Water Treatment location with acquisition of EcoTech Enterprises, Inc. in Arkansas.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“We are pleased with our strong year-over-year performance in the first quarter, with our bottom line growing 19%. Our Water Treatment group lead the way with 19% revenue growth and operating income growth of nearly 70%. We continue to see profit growth within this segment, as we execute on our strategy to grow both the legacy business and the businesses we have acquired over the last few years. Industrial group sales declined 3% year over year, but would have been up slightly when taking into account the effects of the sale of our consumer bleach packaging business at the end of fiscal 2023. As we anticipated, sales in our Health and Nutrition group declined year over year as we believe customers continue to destock inventory levels, as well as lower consumer demand for health and immunity products, which is expected to continue through the remainder of the year."

Mr. Hawkins continued, “For the first time in over two years, gross profit was positively impacted by a favorable LIFO adjustment, reflecting the impact of material costs beginning to decline. We recorded a slight favorable LIFO impact in the quarter, compared to a charge of $3.8 million in the first quarter of last year. The strong first-quarter results, combined with disciplined inventory management, allowed us to pay down $23 million on our debt in the quarter, with current outstanding debt $71 million lower than it was at this time last year, allowing us to continue to execute on our strategy of Water Treatment tuck-in acquisitions. We expect continued growth in our Water Treatment segment for the remainder of the year, although not at the pace of the first quarter and we remain cautiously optimistic about our Industrial segment. With the diversity of our businesses and the overall strength of our Company, we believe we will continue to generate strong operating cash flow and will continue to manage debt during the remainder of the fiscal year."

First Quarter Financial Highlights:

NET INCOME
For the first quarter of fiscal 2024, the Company reported net income of $23.4 million, or $1.12 per diluted share, compared to net income for the first quarter of fiscal 2023 of $19.7 million, or $0.94 per diluted share.
REVENUE
Sales were $251.1 million for the first quarter of fiscal 2024, an increase of $4.6 million, or 2%, from sales of $246.5 million in the same period a year ago, driven by increased selling prices. Industrial segment sales decreased $3.8 million, or 3%, to $120.9 million for the current quarter, from $124.7 million in the same period a year ago. The decrease in Industrial segment sales was driven by the divestiture of our consumer bleach packaging business at the end of fiscal 2023 resulting in $4.7 million lower sales in the current quarter. Offsetting that decrease were increases in Industrial segment sales resulting from increased selling prices on many of our products driven by higher raw material costs on overall lower volumes and, to a lesser extent, a product mix shift. Water Treatment segment sales increased $15.2 million or 19%, to $93.7 million for the current quarter, from $78.5 million in the same period a year ago. Water Treatment sales increased as a result of increased selling prices on many of our products driven primarily by higher raw material costs. Health and Nutrition segment sales decreased $6.7 million, or 15%, to $36.6 million for the current quarter, from $43.3 million in the same period a year ago. Health and Nutrition segment sales decreased due to decreased sales volumes of both our specialty distributed products and our manufactured products due to softened demand from our customers, which we believe was driven by excess inventory at many of our customers as well as lower consumer demand for health and immunity products.
GROSS PROFIT
Gross profit increased $5.3 million, or 11%, to $52.0 million, or 21% of sales, for the current quarter, from $46.7 million, or 19% of sales, in the same period a year ago. During the current quarter, the LIFO reserve decreased, and gross profit increased, by $0.2 million. In the same quarter a year ago, the LIFO reserve increased, and gross profit decreased, by $3.8 million due primarily to rising raw material prices. Gross profit for the Industrial segment decreased $0.7 million, or 4%, to $19.3 million, or 16% of sales, for the current quarter, from $20.0 million, or 16% of sales, in the same period a year ago. Industrial segment gross profit decreased as a result of decreased sales volumes, which was largely offset by the favorable impact of the change in the LIFO reserve. Gross profit for the Water Treatment segment increased $7.4 million, or 39%, to $26.4 million, or 28% of sales, for the current quarter, from $19.0 million, or 24% of sales, in the same period a year ago. Water Treatment segment gross profit increased as a result of improved per-unit margins. Gross profit for our Health and Nutrition segment decreased $1.5 million, or 19%, to $6.3 million, or 17% of sales, for the current quarter, from $7.8 million, or 18% of sales, in the same period a year ago. Health and Nutrition segment gross profit decreased as a result of lower sales volumes and lower per-unit margins on certain products.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased $0.6 million to $19.5 million, or 8% of sales, for the current quarter, from $18.9 million, or 8% of sales, in the same period a year ago. In the current quarter, we recorded compensation expense of $0.3 million as a result of gains recorded on investments held for our non-qualified deferred compensation plan, as compared to a $0.8 million decrease in compensation expense in the same quarter a year ago as a result of losses incurred. Offsetting this $1.1 million unfavorable year-over-year impact were decreases in SG&A expenses resulting largely from expense control measures.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended July 2, 2023 was $40.9 million, an increase of $6.6 million, or 19%, from $34.3 million in the same period a year ago.
INCOME TAXES
Our effective income tax rate was 26% for the current quarter, compared to 25% in the same period a year ago. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.
BALANCE SHEET
During the first quarter, our working capital demands decreased in large part due to disciplined management of our inventory levels. This improvement, along with higher net income, allowed us to reduce our debt by $23.4 million in the quarter. We now have total outstanding debt of $88 million, which is 0.72x our trailing twelve-month adjusted EBITDA, down from 0.96x at the end of fiscal 2023.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 52 facilities in 25 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $935 million of revenue in fiscal 2023 and has approximately 850 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended
(In thousands)	July 2, 2023	July 3, 2022
Net Income (GAAP)	$23,430	$19,695
Interest expense, net	1,148	929
Income tax expense	8,246	6,477
Amortization of intangibles	1,670	1,757
Depreciation expense	5,437	4,801
Non-cash compensation expense	959	595
Adjusted EBITDA	$40,890	$34,254

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	July 02, 2023	July 03, 2022
Sales	$251,120	$246,543
Cost of sales	(199,129)	(199,794)
Gross profit	51,991	46,749
Selling, general and administrative expenses	(19,504)	(18,885)
Operating income	32,487	27,864
Interest expense, net	(1,148)	(929)
Other income (expense)	337	(763)
Income before income taxes	31,676	26,172
Income tax expense	(8,246)	(6,477)
Net income	$23,430	$19,695

Weighted average number of shares outstanding - basic	20,907,724	20,908,823
Weighted average number of shares outstanding - diluted	21,012,788	21,033,549
Basic earnings per share	$1.12	$0.94
Diluted earnings per share	$1.12	$0.94
Cash dividends declared per common share	$0.15	$0.14

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	July 2, 2023	April 2, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,050	$7,566
Trade accounts receivables, net	138,340	129,252
Inventories	76,938	88,777
Prepaid expenses and other current assets	4,127	6,449
Total current assets	226,455	232,044
PROPERTY, PLANT, AND EQUIPMENT:	354,001	344,753
Less accumulated depreciation	163,379	158,950
Net property, plant, and equipment	190,622	185,803
OTHER ASSETS:
Right-of-use assets	11,324	10,199
Goodwill	77,401	77,401
Intangible assets, net of accumulated amortization	71,391	73,060
Deferred compensation plan asset	9,130	7,367
Other	5,640	4,661
Total other assets	174,886	172,688
Total assets	$591,963	$590,535
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$55,598	$53,705
Accrued payroll and employee benefits	10,690	17,279
Income tax payable	11,584	3,329
Current portion of long-term debt	9,913	9,913
Other current liabilities	6,518	6,645
Total current liabilities	94,303	90,871
LONG-TERM DEBT, LESS CURRENT PORTION	78,353	101,731
LONG-TERM LEASE LIABILITY	9,597	8,687
PENSION WITHDRAWAL LIABILITY	3,819	3,912
DEFERRED INCOME TAXES	24,077	23,800
DEFERRED COMPENSATION LIABILITY	10,117	9,343
OTHER LONG-TERM LIABILITIES	696	2,175
Total liabilities	220,962	240,519
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,942,857 and 20,850,454 shares issued and outstanding as of July 2, 2023 and April 2, 2023, respectively	209	209
Additional paid-in capital	44,409	44,443
Retained earnings	322,694	302,424
Accumulated other comprehensive income	3,689	2,940
Total shareholders’ equity	371,001	350,016
Total liabilities and shareholders’ equity	$591,963	$590,535

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three Months Ended
	July 2, 2023	July 3, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,430	$19,695
Reconciliation to cash flows:
Depreciation and amortization	7,107	6,558
Operating leases	534	476
(Gain) loss on deferred compensation assets	(337)	763
Stock compensation expense	959	595
Other	26	273
Changes in operating accounts providing (using) cash:
Trade receivables	(9,055)	(15,857)
Inventories	11,839	(10,003)
Accounts payable	(537)	(8,442)
Accrued liabilities	(9,075)	(11,043)
Lease liabilities	(580)	(521)
Income taxes	8,255	6,645
Other	2,300	1,466
Net cash provided by (used in) operating activities	34,866	(9,395)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(7,873)	(11,640)
Other	44	113
Net cash used in investing activities	(7,829)	(11,527)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(3,160)	(2,958)
New shares issued	1,147	986
Payroll taxes paid in exchange for shares withheld	(2,140)	(1,550)
Shares repurchased	—	(6,557)
Payments on revolving loan	(23,400)	(6,500)
Proceeds from revolving loan borrowings	—	40,000
Net cash (used in) provided by financing activities	(27,553)	23,421
NET INCREASE IN CASH AND CASH EQUIVALENTS	(516)	2,499
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,566	3,496
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,050	$5,995

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$1,221	$721
Noncash investing activities - capital expenditures in accounts payable	$4,771	$1,858

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total
Three months ended July 2, 2023:
Sales	$120,873	$93,651	$36,596	$251,120
Gross profit	19,306	26,408	6,277	51,991
Selling, general, and administrative expenses	6,575	9,126	3,803	19,504
Operating income	12,731	17,282	2,474	32,487
Three months ended July 3, 2022:
Sales	$124,710	$78,490	$43,343	$246,543
Gross profit	20,009	18,953	7,787	46,749
Selling, general, and administrative expenses	6,385	8,701	3,799	18,885
Operating income	13,624	10,252	3,988	27,864

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in regulation, changes in the labor markets, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2023, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com